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Hepion Pharmaceuticals, Inc.

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Hepion Pharmaceuticals Announces Adjournment of Annual Meeting of Stockholders

EDISON, N.J., June 24, 2022 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical mid-stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and hepatocellular carcinoma (“HCC”), announced today that its 2022 annual meeting of stockholders (the “Annual Meeting”) has been adjourned to Friday, July 22, 2022 at 9:00 a.m. Eastern Time with respect to Proposal 4 (Authorized Share Increase), as described in Hepion’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 19, 2022 (the “Proxy Statement”).

The record date for determining stockholders entitled to vote at the Annual Meeting will remain the close of business on April 29, 2022.

During the current adjournment, Hepion will continue to solicit votes from its stockholders with respect to Proposal 4 set forth in the Proxy Statement.

At the time the Annual Meeting was adjourned, proxies had been submitted by stockholders representing approximately 60% of the shares of Hepion’s common stock outstanding and entitled to vote, which constituted a quorum. At the time of the Annual Meeting votes were sufficient to approve the election of each of Dr. Gary S. Jacob, Dr. Robert Foster, John Brancaccio, Dr. Timothy Block, Dr. Arnold Lippa and Dr. Peter Wijngaard as a director, and to approve Proposal 2 (Appointment of Independent Auditors). However, votes were not sufficient to approve Proposals 3 (2022 Omnibus Equity Incentive Plan) and 5 (“Say-On-Pay”). Votes were also not sufficient to approve Proposal 4, which requires approval by the holders of a majority of the outstanding shares of common stock of Hepion.

Proxies previously submitted with respect to the Annual Meeting will be voted on Proposal 4 at the adjourned Annual Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Board of Hepion urges stockholders who have not yet voted or who have previously voted against Proposal 4 to vote FOR the proposal. The Board believes that the approval of Proposal 4 is in the best interests of the stockholders of Hepion because the availability of additional authorized shares of common stock is required for several reasons including, but not limited to, the additional flexibility to issue common stock for a variety of general corporate purposes as the Board may determine to be desirable including, without limitation, future financings, investment opportunities, acquisitions, or other distributions and stock splits (including splits effected through the declaration of stock dividends).

Hepion encourages all stockholders of record on April 29, 2022 who have not yet voted or who wish to change their vote to do so by 11:59 p.m. Eastern Time on July 21, 2022.

About Hepion Pharmaceuticals

The Company's lead drug candidate, rencofilstat, is a potent inhibitor of cyclophilins, which are involved in many disease processes. Rencofilstat is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. Rencofilstat has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH, and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies. In November 2021, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation for rencofilstat for the treatment of NASH. That was soon followed in December 2021 by the FDA’s acceptance of Hepion’s investigational new drug (IND) application for rencofilstat for the treatment of hepatocellular carcinoma (HCC). In June 2022, rencofilstat was granted Orphan Drug designation for the treatment of HCC.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to rencofilstat, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for rencofilstat to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com